Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES SECOND QUARTER RESULTS ST. PAUL, July 15, 2009 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced results for the second quarter ended June 30, 2009.

For the three-month period, revenues were $21.3 million, compared to $21.9 million for the prior-year period. The Company recorded operating income of $0.6 million for the three-month period, compared to $3.1 million for the prior-year period. The Company recorded net income of $0.3 million for the three-month period, compared to $1.9 million for the prior-year period. Earnings per diluted share were $0.04, compared to $0.22 in the second quarter of 2008.

For the six-month period ended June 30, 2009, revenues were $42.0 million, compared to $42.6 million from the prior-year period. Operating income was $1.4 million, compared to $5.8 million for the prior-year period. The Company recorded net income of $0.7 million, compared to $3.5 million for the prior-year period. Earnings per diluted share were $0.08, compared to $0.39 for the prior-year period.

For the three-month period, in our Laboratory Segment, revenues from drugs-of-abuse (DAU) testing decreased a net 10.6%, to $9.6 million from $10.8 million in the prior-year period. The decrease is a result of lower testing volumes from our workplace clients due to economic conditions. Revenues from existing workplace clients were $7.9 million, down 26.7% for the quarter compared to the prior-year period. The decrease in revenue was mitigated by very strong new business from DAU laboratory clients of $1.7 million, or a 16.1% increase from the prior-year period for a total of $9.6 million. New account activity in our DAU laboratory continues to confirm and validate our strategy of gaining market share and preserving our existing clients during this recessionary period.

Our clinical laboratory expansion initiated in 2008 continues to gain momentum with quarterly revenues of $7.0 million, compared to $6.0 million for the prior-year period. This is a quarterly increase of 15.7%. Within the clinical laboratory, Clinical Trial Services (CTS) revenues increased to $1.6 million for the quarter, compared to $1.5 million for the prior-year period; and the rest of the clinical laboratory increased to $5.4 million from $4.6 million, or a 17.9% increase from the prior-year period. During the quarter CTS revenue growth was negatively impacted by cancellation of an ongoing trial and the continued, but temporary, curtailment of trial activity from a preferred client due to client regulatory issues. Since CTS is project based, variability from quarter to quarter may be expected. New account activity in the clinical laboratory for the quarter was solid and we maintain our long term positive view of clinical laboratory diversification efforts.

In the Diagnostic Segment, revenues were down 6.9% for the quarter, an improvement over a drop of 13.2% in the first quarter compared to the prior year period. The reduction in revenues is primarily due to lower testing volumes from our workplace drugs-of-abuse clients due to lower employment levels.

There will be a continuing negative impact on our drugs-of-abuse testing revenues caused by economic conditions affecting hiring in 2009. This should be mitigated by our expectation of strong on-going new business activity in this market segment in 2009. Gains in drugs-of-abuse testing market share in 2007, 2008 and anticipated in 2009, will have a positive impact on our performance when economic conditions improve and hiring rebounds.

MEDTOX will hold a teleconference to discuss 2009 second quarter results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). The Company will discuss these results and other corporate matters. During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed. To access the teleconference, dial (888) 349-9587 ten minutes before the scheduled start time today. International callers may access the call by dialing (719) 457-2714. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com. An audio replay of the conference call will be available through July 22 at (888) 203-1112, passcode # 4359575. International callers may access the replay at 719-457-0820 with the same passcode # 4359575.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Forward-looking statements, including those relating to temporary curtailment of trial activity, CTS revenue variability, new business activity, market share, economic conditions, and momentum in our clinical laboratory business, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business and retain existing business, client regulatory issues, project activity, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company's 2008 Annual Report on Form 10-K and incorporated herein by reference. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
REVENUES:
Laboratory services:
Drugs-of-abuse testing services	$ 9,618	$ 10,757	$ 18,064	$ 20,591
Clinical & other laboratory services	6,969	6,024	14,681	11,709
Product sales	4,745	5,096	9,245	10,282
	21,332	21,877	41,990	42,582

COST OF REVENUES:
Cost of services	11,634	10,320	22,751	19,924
Cost of sales	2,032	2,058	3,930	3,987
	13,666	12,378	26,681	23,911

GROSS PROFIT	7,666	9,499	15,309	18,671

OPERATING EXPENSES:
Selling, general and administrative	6,521	5,878	12,742	11,748
Research and development	589	501	1,159	1,106
	7,110	6,379	13,901	12,854

INCOME FROM OPERATIONS	556	3,120	1,408	5,817

OTHER EXPENSE:
Interest expense	(5)	(23)	(11)	(53)
Other expense	(62)	(198)	(246)	(365)
	(67)	(221)	(257)	(418)

INCOME BEFORE INCOME TAX EXPENSE	489	2,899	1,151	5,399

INCOME TAX EXPENSE	(178)	(971)	(420)	(1,884)

NET INCOME	$ 311	$ 1,928	$ 731	$ 3,515

BASIC EARNINGS PER COMMON SHARE	$ 0.04	$ 0.23	$ 0.09	$ 0.42

DILUTED EARNINGS PER COMMON SHARE	$ 0.04	$ 0.22	$ 0.08	$ 0.39

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,538,965	8,456,623	8,518,524	8,452,249
Diluted	8,816,645	8,956,351	8,759,333	8,962,728

MEDTOX SCIENTIFIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$ 3,260	$ 4,069
Accounts receivable, net	15,647	14,082
Inventories	3,729	3,900
Other current assets	4,354	4,965
Total current assets	26,990	27,016

Building, equipment and improvements, net	28,889	29,204

Other assets	17,396	17,306
Total assets	$ 73,275	$ 73,526

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 8,716	$ 9,624

Long-term debt	-	302

Other long-term obligations	3,509	3,135

Stockholders’ equity	61,050	60,465
Total liabilities and stockholders’ equity	$ 73,275	$ 73,526